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                                                                     EXHIBIT 8.1

                [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]


            Dated the Effective Date of the Registration Statement


Valero Energy Corporation
530 McCullough Avenue
San Antonio, Texas 78215

PG&E Corporation
77 Beale Street
San Francisco, California 94105


Dear Sirs:

     We have acted as counsel to Valero Energy Corporation ("Valero") and Valero Refining and Marketing Company ("New Valero") in connection with:

     (i) the pro rata distribution (the "Distribution") of all the issued and outstanding shares of common stock, par value $0.01 per share, of New Valero ("New Valero Common Stock"), along with the associated New Valero Rights (as defined in the Merger Agreement, defined below), to the holders of common stock, par value $1.00 per share, of Valero ("Valero Common Stock") in accordance with the terms of the Agreement and Plan of Distribution to be entered into between Valero and New Valero (the "Distribution Agreement"), substantially in the form of Annex A to the Merger Agreement (as defined below); and

     (ii) following the Distribution, the proposed merger of PG&E Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of PG&E Corporation, a California corporation ("PG&E Corp."), with and into Valero (the "Merger") and the conversion of each share of Valero Common Stock outstanding immediately prior to the Merger into a fraction of a share of common stock of PG&E Corp. ("PG&E Common Stock"), determined pursuant to a formula set forth in the

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Valero Energy Corporation
PG&E Corporation
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Agreement and Plan of Merger dated as of January 31, 1997, as amended as of May
8, 1997 (the "Merger Agreement") among Valero, PG&E Corp., and Merger Sub.

     Capitalized terms used herein and not otherwise defined shall have the meanings attributed thereto in the Merger Agreement and the Distribution Agreement.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Distribution Agreement, the Merger Agreement, the Tax Sharing Agreement, the PG&E Corp. Tax Representation Letter, the New Valero Tax Representation Letter, the Proxy Statement-Prospectus (the "Proxy Statement-Prospectus") filed as part of the Registration Statement of PG&E Corp. on Form S-4 (the "Registration Statement") and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that
(i) the Cash Dividend will be used solely to repay, in connection with the Distributions outstanding borrowings of Valero, (ii) the Distribution Agreement will be executed substantially in the form of Annex A to the Merger Agreement and (iii) the Distribution and the Merger will be consummated in accordance with the Distribution Agreement, the Merger Agreement, the Tax Sharing Agreement, the PG&E Corp. Tax Representation Letter, the New Valero Tax Representation Letter and as described in the Proxy Statement-Prospectus.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case as in effect on the date hereof.

     Based solely on the foregoing and legal considerations which we deem relevant, we are of the opinion that the Distribution qualifies as a transaction described in Section 355 of the Code and/or as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code and accordingly that:

     (a) No gain or loss will be recognized by Valero or New Valero as a result of the Distribution (other than income, if any, recognized by Valero or its subsidiaries in connection with deferred intercompany transactions under Treasury regulation section 1.1502-13 or excess loss accounts under regulation section 1.1502-19);


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Valero Energy Corporation
PG&E Corporation
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     (b) No gain or loss will be recognized by (and no amount will be included in the income of) the Valero stockholders as a result of their receipt of New Valero Common Stock (and the associated stock purchase rights) in the Distribution;

     (c) The aggregate basis of New Valero Common Stock and Valero Common Stock in the hands of each Valero stockholder immediately after the Distribution will be the same as the aggregate basis of Valero Common Stock held immediately before the Distribution and such tax basis will be allocated between the New Valero Common Stock and Valero Common Stock based upon relative fair market values at the time of the Distribution;

     (d) The holding period of New Valero Common Stock received by a stockholder in the Distribution will include the period during which the stockholder held Valero Common Stock, provided that the Valero Common Stock was held as a capital asset;

     (e) Except for any cash received in lieu of fractional shares, a stockholder will not recognize any income, gain or loss as a result of the receipt of PG&E Corp. Common Stock in the Merger;

     (f) A stockholder's tax basis for shares of PG&E Corp. Common Stock received in the Merger, including any fractional share interest for which cash is received, will equal such stockholder's basis in Valero Common Stock surrendered (as determined immediately following the Distribution pursuant to (c) above); and

     (g) The holding period for the shares of PG&E Corp. Common Stock received in the Merger, including any fractional share interest for which cash is received, will include the period during which the stockholder held Valero Common Stock, provided such shares were held as capital assets.

     Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, of the Distribution or the Merger or of any transactions related thereto. Our opinion is not binding on the Internal Revenue Service or the courts.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to this firm which appear in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the

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Valero Energy Corporation
PG&E Corporation
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rules and regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,



                                      WACHTELL, LIPTON, ROSEN & KATZ